CUSIP No. 17462Q107 13D

Exhibit 1

JOINT FILING AGREEMENT

Dated as of October 15, 2009

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing of Porter Bancorp, Inc., J. Chester Porter and Maria L. Bouvette on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to shares of Common Stock, no par value, of Citizens First Corporation and that this Agreement be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 15th day of October 2009.

PORTER BANCORP, INC.

By	/s/ J. Chester Porter
Name:	J. Chester Porter, Chairman of the Board and General Counsel

By	/s/ J. Chester Porter
Name:	J. Chester Porter

By	/s/ Maria L. Bouvette
Name:	Maria L. Bouvette